FIFTH MODIFICATION AGREEMENT
This Fifth Modification Agreement (the "Agreement"), dated as of December 20, 2017, is entered into by and among AeroCentury Corp., a Delaware corporation (the "Borrower"), the several financial institutions party to the Loan Agreement (defined below) (each a "Lender" and collectively, "Lenders"), and Mufg Union Bank, N.A., formerly known as Union Bank, N.A. ("Union Bank"), for itself, as Lender and Swing Line Lender, and as agent for the Lenders and other financial institutions (if any) from time to time a party to the Loan Agreement (in such capacity, "Agent"), with reference to the following facts:
RECITALS
A. Pursuant to the terms of that certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014 by and between Borrower, as borrower, the Lenders party thereto, and Union Bank, in its capacity as Lender and Swing Line Lender and as the Agent on behalf and for the benefit of the Lenders, as amended by (i) that certain Modification and Limited Waiver to Second Amended and Restated Loan and Security Agreement dated as of August 26, 2014 (the "First Amendment"), (ii) that certain Second Modification Agreement dated as of November 13, 2014 (the "Second Amendment"), (iii) that certain Third Modification Agreement dated as of March 22, 2017 (the "Third Amendment") and (iv) that certain Fourth Modification Agreement dated as of July 24, 2017 (the "Fourth Modification") (as the same may be further amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), Lenders made available to Borrower a revolving credit facility in the current aggregate principal amount (including the Swing Line) of up to One Hundred Seventy Million Dollars ($170,000,000.00) (with an additional $10,000,000.00 "accordion" feature) (the "Loan").  Except as otherwise specifically provided herein, all capitalized terms used and not defined herein shall have the meanings set forth in the Loan Agreement.
B. The Loan is evidenced by that certain (i) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of Union Bank in the maximum principal amount of $55,000,000.00 (the "Union Bank Note"); (ii) Commercial Promissory Note [Swing Line] dated May 30, 2014, made by Borrower and payable to the order of Union Bank in the maximum principal amount of $10,000,000.00 (the "Union Bank Swing Line Note"); (iii) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of California Bank and Trust in the maximum principal amount of $30,000,000.00 (the "California Bank Note"); (iv) Second Amended and Restated Revolving Note dated May 30, 2014, made by Borrower and payable to the order of U.S. Bank National Association in the maximum principal amount of $30,000,000.00 (the "U.S. Bank Note"); (v) Third Amended and Restated Revolving Note dated July 21, 2017, made by Borrower and payable to the order of Umpqua Bank in the maximum principal amount of $35,000,000.00 (the "Umpqua Bank Note"); and (vi) Revolving Note dated July 21, 2017, made by Borrower and payable to the order of Columbia State Bank in the maximum principal amount of $10,000,000.00 (the ""Columbia Note") (collectively, the "Notes").
C. The Notes are secured by the Collateral pursuant to, among other things, Mortgages filed with the FAA, filed in the International Registry and recorded or filed according to local law practices.
D. In order to provide further assurances regarding the payment of the Loan and the priority of the Collateral, Borrower delivered to Agent that certain Subordination Agreement (Management Agreement) dated April 28, 2010, by and between JetFleet Management Corp., a California corporation ("JMC"), Borrower and Agent with respect to JMC Management Agreement.
E. Borrower has informed Lenders that the JMC Management Agreement has been amended and restated pursuant to that certain Second Amended and Restated Management Agreement dated as of August 17, 2015.
F. The Loan Agreement, the Notes and the Mortgages, together with any other documents executed by or among the parties in connection with the Loan, and any and all amendments and modifications thereto, and together with all financing statements and other documents or instruments filed or recorded in connection with the Collateral and/or the Loan are referred to collectively as the "Loan Documents".  This Agreement is a Loan Document.
G. As of the date hereof, the outstanding principal balance, exclusive of accrued interest and other expenses, under the Notes is $136,200,000.
H. As of the date hereof, Lenders consist of the following financial institutions: Union Bank, California Bank and Trust, U.S. Bank National Association, Umpqua Bank and Columbia State Bank.
I. Borrower has advised Lenders that Borrower intends to acquire 100% of the equity interests of JMC's parent company, JetFleet Holding Corp., a California corporation ("JHC"), and has entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Borrower, Falcon Landing, Inc., a California corporation and a wholly-owned subsidiary of Borrower (the "Merger Sub"), JHC and Fortis Advisors LLC, a Delaware limited liability company, as the Shareholder Representative, pursuant to which Borrower will acquire JHC through the merger of the Merger Sub with and into JHC, with JHC continuing as the surviving corporation and a wholly-owned subsidiary of Borrower (the "Merger").
J. Borrower has informed Lenders that as a result of amending and restating the JMC Management Agreement and the creation of the Merger Sub, Defaults have occurred under Section 9.1.15 and under Section 9.1.2 as a result of Borrower's failure to comply with the covenants in Section 6.11 (Future Subsidiaries), Section 7.11 (no material change to JMC Management Agreement) and Section 7.19.5 (Investments in a Subsidiary) (collectively, the "Existing Defaults").  Additionally, Borrower has requested certain amendments to the Loan Agreement to accommodate the Merger (the "Merger-Related Amendments"), including amendments to the definition of "EBITDA" and to covenants in Section 6.15.1 (Maximum Leverage Ratio), Section 6.15.4 (Minimum Tangible Net Worth) and Section 6.15.5 (No Net Loss).
K. Borrower has informed Lenders that after consummation of the Merger, the JMC Management Agreement will remain in place for a transition period, during which costs and liabilities, including overhead and employee salaries, incurred by JMC in connection with providing Borrower management services under the JMC Management Agreement are transferred and assumed by Borrower.  As a result, inter-company transfers between JMC and Borrower will still be required once the Merger is consummated and will be made as management fee payments under the JMC Management Agreement.  Borrower has requested that Lenders consent to Borrower's periodic revision of the JMC Management Agreement fee structure to accommodate the post-Merger transition and to the eventual termination of the JMC Management Agreement once such transition is completed.
L. Borrower has requested that Lenders (i) consent to the consummation of the Merger, (ii) permit Borrower to amend and/or terminate the JMC Management Agreement, (iii) waive the Existing Defaults and (iv) agree to the Merger-Related Amendments.  The Lenders are willing to agree to the foregoing on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree and covenant as follows:
AGREEMENT
1. Recitals.  The recitals set forth above are true, accurate and correct.
2. Reaffirmation of the Loan.  Borrower reaffirms all of its obligations under all of the Notes and all other Loan Documents, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.  Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.
3. Waiver of Existing Defaults.  Notwithstanding the provisions of the Loan Agreement to the contrary, Lenders hereby waive, as of the date of this Agreement, on a one-time basis, the Existing Defaults (the "Waiver").  This waiver shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach, Default or Event of Default other than as specifically waived herein nor as a waiver of any breach, Default or Event of Default of which Lenders have not been informed by Borrower, (b) be deemed a waiver of any transaction or future action on the part of Borrower requiring Lenders' consent or approval under the Loan Documents, or (c) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, Lenders' exercise of any rights or remedies under any Loan Document, whether arising as a consequence of any Default or Event of Default (other than the Existing Defaults) which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.
4. Consent to Merger.  Subject to all of the terms and conditions set forth in this Agreement, and not withstanding any terms of the Loan Documents to the contrary, Lenders (which, for the avoidance of doubt, are the Required Lenders) consent, as of the Closing Date (as defined in the Merger Agreement), to the Merger and agree that the Merger shall not be deemed a Default or an Event of Default under the Loan.  The consent provided for in this Section 4 is a one-time consent with respect to the specific matters described in this Section 4 and shall not constitute a consent or waiver with respect to any other transactions or matters, whether or not similar to the Merger.
5. Modification of Loan Agreement.  The Loan Agreement is hereby modified, effective as of the Modification Effective Date, as follows:
5.1  The following new definitions are added to Section. 1.1 of the Loan Agreement:
"Excluded Subsidiaries" means ACY SN 19002 Limited and ACY SN 19003 Limited.
"JHC" means JetFleet Holding Corp.. a California corporation.
"JMC Subordination Agreement" means that certain Amended and Restated Subordination Agreement (Management Agreement), entered into by and among Borrower, JMC and Agent with respect to the JMC Management Agreement, as such agreement may be amended or restated from time to time.
"Merger" means the acquisition by Borrower of the issued and outstanding stock of JHC pursuant to the Merger Agreement.
"Merger Agreement" means that certain Agreement and Plan of Merger dated as of October 26, 2017, by and among Borrower, Falcon Landing, Inc., a California corporation, JHC and Fortis Advisors LLC, a Delaware limited liability company, as the Shareholder Representative.
"Merger Cost Unit" means each line item on the list of expenses representing the out-of-pocket fees and costs for the legal, financial and third party consulting services provided to Borrower in connection with the Merger, which line item is considered a "Merger Cost Unit" once incurred; provided that all Merger Cost Units are incurred in Fiscal Year 2017 and/or 2018 and shall not in the aggregate exceed $1,500,000 on a trailing consecutive twelve (12) months basis.
"Merger Settlement Loss" means the amount of the loss recognized under GAAP by Borrower as a result of the Merger not to exceed $7,000,000.
"Merger Shareholder Equity Addback" means the amount of reduction in shareholder equity of Borrower resulting from the Merger Settlement Loss not to exceed $2,800,000.
5.2   The definition of "Change in Control" in Section 1.1 of the Loan Agreement is amended by deleting clause (d) thereof, which reads "Borrower ceases to be managed by JMC pursuant to the JMC Management Agreement", and inserting "[Deleted]" its place.
5.3 The definition of "EBITDA" in Section 1.1 of the Loan Agreement is hereby replaced with the following definition:
"EBITDA" means Net Income (Loss), plus (a) Interest Expense, (b) depreciation, (c) tax expense, (d) amortization, (e) Permitted Aircraft Disposition Charges (if any), calculated based on the trailing consecutive twelve (12) month period, (f) for the Fiscal Quarter in which the Merger closes and the three (3) Fiscal Quarters thereafter, the Merger Settlement Loss, calculated based on trailing consecutive twelve months, and (g) for each Fiscal Quarter in which a Merger Cost Unit is incurred, such Merger Cost Unit and any other Merger Cost Unit incurred in the trailing consecutive twelve months.
5.4 The definition of "JMC Management Agreement" in Section. 1.1 of the Loan Agreement is hereby replaced with the following definition:
"JMC Management Agreement" means that certain Second Amended and Restated Management Agreement dated as of August 17, 2015, by and between Borrower and JMC, as amended, or any successor agreement thereto."
5.5 The definition of "Tangible Net Worth" in Section. 1.1 of the Loan Agreement is hereby amended by adding the following sentence at the end thereof:
"In addition, following the Merger and for the purpose of calculating the Maximum Leverage Ratio and Minimum Tangible Net Worth covenants the calculation of Tangible Net Worth shall be modified to add the Merger Shareholder Equity Addback."
5.6 The definition of "Subsidiary" is hereby amended by adding the following sentence to the end therefore:
"; provided, however, that Excluded Subsidiaries shall not be deemed Subsidiaries for the purposes of this Agreement."
5.7 Section 6.11 of the Loan Agreement is amended and restated in its entirety to read as follows:
6.11  Future Subsidiaries.  Other than (i) JHC, (ii) JMC and (iii) JetFleet Canada (a Subsidiary of JMC), Borrower shall not create nor allow to exist any Subsidiary.
5.8 Section 6.15.5 of the Loan Agreement titled "No Net Loss" is hereby amended by adding the following at the end of last sentence of the Section:
6.15.5 No Net Loss.  Borrower shall not suffer a consolidated net loss, as calculated according to GAAP, as of the end of any Fiscal Quarter, calculated on a twelve (12) month trailing basis.  For the avoidance of doubt, net loss (A) will be calculated without any adjustment for Permitted Aircraft Disposition Charges (if any) incurred during the calculation period, and (B) (i) for the Fiscal Quarter in which the Merger closes and the next three Fiscal Quarters thereafter, will exclude and be calculated without the Merger Settlement Loss and (ii) for the Fiscal Quarter in which a Merger Cost Unit is incurred, will exclude and be calculated without such Merger Cost Unit and any Merger Cost Unit(s) incurred in the trailing consecutive twelve months.
5.9 The following is added as new Section 7.13.8 to the Loan Agreement:
7.13.8  Guaranteed Indebtedness in support of the obligations of the Excluded Subsidiaries to Export Development Canada and the lenders that are parties to that Cross-Collateralisation Deed In Respect Of Two (2) Bombardier CRJ 1000 Aircraft With Manufacturer's Serial Numbers 19002 And 19003.
5.10 Section 6.21 of the Loan Agreement titled "Maintenance of JMC Management Agreement" is amended and restated in its entirety to read as follows:
6.21  Maintenance of JMC Management Agreement.  Not revise or terminate the JMC Management Agreement except as set forth in that JMC Subordination Agreement or with Agent's prior written consent.
5.11 Section 7.11 of the Loan Agreement titled "Change in JMC Management Agreement" is hereby deleted in its entirety and is replaced with the following:
7.11  [Deleted]
5.12 Section 7.19.9 of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:
7.19.9  [Deleted]
5.13 Section 9.1.15 of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:
9.1.15  [Deleted]
5.14 The following new Section is added to the Loan Agreement as Section 9.1.17:
9.1.17  an event of default shall occur under any Indebtedness to which any Subsidiary is a party, or by which any such Person or its property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness of such Person in an aggregate amount exceeding $250,000, or (2) causes (or permits any holder of such Indebtedness to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $250,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.
5.15 Exhibit D attached to the Loan Agreement enclosing the form of the Compliance Certificate is hereby deleted in its entirety and is replaced with the form attached hereto as Exhibit D.
6. Amendment or Termination of the JMC Management Agreement.  Effective as the Closing Date (as defined in the Merger Agreement), and subject Agent's receipt of an Amended and Restated Subordination Agreement executed by JMC, Borrower and Agent in the form attached hereto as Exhibit 1 (the "A&R Subordination Agreement"), Borrower and JMC may amend the fee structure due to JMC under the JMC Management Agreement and/or terminate the JMC Management Agreement, in each case as set forth in and subject to the terms of the A&R Subordination Agreement.
7. Conditions Precedent.  Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Agent in its sole judgment (such date when all the following conditions are so satisfied being the "Modification Effective Date"):
7.1 Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each duly executed by an authorized signatory of each party thereto and each in form and substance satisfactory to Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Agent otherwise agrees or directs):
7.1.1 this Agreement, duly executed by each Lender and Borrower;
7.1.2 the A&R Subordination Agreement in the form attached hereto as Exhibit 1, executed by JMC, Borrower and Agent;
7.2 Agent shall have received such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of any guarantor or other party to any of the Loan Documents, its qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each authorized signatory thereof authorized to act on its behalf, including certified copies of articles of organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like.
7.3 Agent shall have received any other agreements, resolutions, documents, opinion letters, entity documents, UCC searches (including with respect to JHC), litigation searches, and information relating to the Loan (including evidence of Borrower's authority to enter into this Agreement) that Agent may reasonably require or request in connection with this Agreement or in accordance with the other Loan Documents, including but not limited to documents reaffirming Agent's security interest in the Collateral as required according to local law practices.
7.4 All of the representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the Modification Effective Date.
8. Payment of Expenses.  Borrower shall pay the reasonable fees and expenses of Agent's outside counsel, as well as any other reasonable documented costs and expenses incurred or payable by the Agent in connection with due diligence, syndication, and the preparation, execution and delivery of this Agreement and the other documentation contemplated hereby.  In addition, as a condition to the effectiveness of this Agreement, Borrower shall have paid any negotiated loan fees associated with this Agreement to each Lender.
9. Post-Effectiveness Obligations.  Borrower agrees to deliver to Agent, within ten (10) days after the Merger, all of the following, each of which shall be originals unless otherwise specified:
9.1 a duly executed Guaranty and Security Agreement from JHC in form and substance reasonably satisfactory to Agent and a completed UCC-1 Financing Statement in connection therewith;
9.2 an Alternative Dispute Resolution Agreement, executed by the JHC;
9.3 board resolutions and incumbency from JHC authorizing its execution of the documents required under this Agreement;
9.4 an officer's certificate from JHC attaching copies of JHC's then-current bylaws and certificate of incorporation and all amendments thereto; and
9.1 an officer's certificate from Borrower (i) confirming that there have been no material modifications to the Merger Agreement without the consent of Agent, to the extent such modifications could reasonably be expected to have a Material Adverse Effect, (ii) attaching a certified copy of the Merger Agreement, with all schedules, amendments, modifications, supplements and attachments, and all Principal Documents (as defined the Merger Agreement), and (iii) confirming that the Merger has been consummated in accordance with the terms of the Merger Agreement and in compliance with material applicable law and regulatory approvals and that Borrower shall have used not more than $3.5 million of cash-on-hand (immediately prior to the Merger) to fund the cash portion of the Merger consideration.
10. Borrower's Representations and Warranties.  Borrower represents and warrants to Lenders as follows:
10.1 Loan Documents.  Except as otherwise disclosed to Agent in writing prior to the date of this Agreement, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct as of the date hereof.
10.2 No Default.  There exists no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default.
10.3 Borrowing Entity.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all jurisdictions (including California) in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could result in an Event of Default.  There have been no changes in the organization, composition, ownership structure or formation documents of Borrower since the inception of the Loan except for those previously disclosed in writing to Agent.
10.4 Existing Liens.  As of the date hereof, except as disclosed in writing to Agent, no Liens exist on any of Borrower's assets and/or property of any kind.
11. No Impairment; No Novation.  Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all Loan Documents shall remain in full force and effect.  The execution and delivery of this Agreement shall not constitute a novation of any Loan Document.
12. Integration.  The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.
13. Miscellaneous.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.  If any court of competent jurisdiction in the state of California determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.  This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State.  As used in this Agreement, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."  In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.
[Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.
BORROWER: AEROCENTURY CORP., a Delaware corporation By: Name: Title:

AGENT, LENDER AND SWING LINE LENDER: MUFG UNION BANK, N.A., formerly known as Union Bank, N.A. By: Name: Title:

LENDER: CALIFORNIA BANK & TRUST, a division of ZB, N.A. By: Name: Title:

LENDER: UMPQUA BANK By: Name: Title:

LENDER: U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

LENDER: COLUMBIA STATE BANK By: Name: Title:

EXHIBIT D
COMPLIANCE CERTIFICATE
To: MUFG UNION BANK, N.A., AGENT
This Compliance Certificate (this "Certificate") is executed and delivered by AeroCentury Corp., a Delaware corporation ("Borrower"), to MUFG Union Bank, N.A. ("Agent") pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014, among MUFG Union Bank, N.A., together with any other Lender thereunder from time to time (collectively, the "Lenders") and MUFG Union Bank, N.A., as Agent and Swing Line Lender (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement").  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.
This Certificate is delivered in accordance with Section 8.1 of the Loan Agreement by an Authorized Signatory of Borrower.  This Certificate is delivered with respect to the Fiscal [Quarter/Year] ended _________________, 20__ ("Determination Date").  Computations and other information indicating compliance with respect to the covenants contained in Sections 6.15.1, 6.15.2, 6.15.3, 6.15.4, 6.15.5, 6.15.6 and 6.15.7 of the Loan Agreement are set forth below:
1. Section 6.15.1: Maximum Leverage Ratio
A ratio of Recourse Funded Debt to Adjusted Tangible Net Worth ("Maximum Leverage Ratio") of not more than 4.00x

Funded Debt means all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by Borrower whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate), as determined in accordance with GAAP, consistently applied
$

Tangible Net Worth means the following with respect to Borrower and its Subsidiaries:
(a) total assets	$
(b) less total liabilities	$
(c) less intangibles (excluding gains and losses from fair value of derivatives charges whether or not included in other comprehensive income or net income)	$
(d) plus Merger Shareholder Equity Addback following the Merger	$
Tangible Net Worth		$

Ratio of Total Recourse Debt to Tangible Net Worth

2. Section 6.15.2: Interest Coverage Ratio
As of the Determination Date an Interest Coverage Ratio of at least 2.75x, calculated on a twelve (12) month trailing basis as follows:

EBITDA equal to the sum of the following (calculated on a twelve month trailing basis) (taking into account Permitted Aircraft Disposition Charges if applicable):
(a) Net income (loss)	$
(b) plus Interest Expense equal to the sum of:
(i) Interest expense
(ii) plus the gain (or less the loss) from the fair value of derivatives charges whether or not included in other comprehensive income or net income
Total Interest Expense	$
(c) plus taxes	$
(d) plus depreciation	$
(e) plus amortization	$
(f) plus Permitted Aircraft Disposition Charges (if any)	$
(g) plus for the Fiscal Quarter in which the Merger closes and the three (3) Fiscal Quarters thereafter, the Merger Settlement.	$
(h) plus for each Fiscal Quarter in which a Merger Cost Unit is incurred, such Merger Cost Unit and any other Merger Cost Unit(s) incurred in the trailing consecutive 12 months	$

EBITDA		$

Divided by the product of: (a) Total Interest Expense (as calculated above)	$
(b) less amortization of amendment fees	$
Interest Expense, as adjusted

Ratio of EBITDA to Interest Expense

3. Section 6.15.3: Debt Service Coverage Ratio
A Debt Service Coverage Ratio of at least 1.05x, calculated on a twelve month trailing basis as follows:

Adjusted EBITDA equal to the sum of the following (calculated on a twelve month trailing basis):
(i) EBITDA (as calculated for Section 6.15.2 above)	$
(ii) less taxes paid in cash
(iii) plus Maintenance Expense
(iv) plus Pro Forma EBITDA*

EBITDA as adjusted		$

Total Debt Service equal to the sum of:
(i) Phantom amortization equal to 8.3333333333% of Funded Debt	$
(ii) plus Interest Expense (as calculated for Section 6.15.2)	$
(iii) plus Maintenance Expense	$

Total Debt Service		$

Ratio of EBITDA as adjusted to Total Debt Service
* Pro Forma EBITDA relates to the following Aircraft:

4. Section 6.15.4: Minimum Tangible Net Worth
Tangible Net Worth as calculated in Section 6.15.1		$

Minimum Tangible Net Worth equal to the sum of:
(i) 85% of Tangible Net Worth at September 30, 2014	$
(ii) plus 50% of Net Income reported in each successive Fiscal Quarter with no deduction for any losses	$
(iii) plus 100% of net proceeds from any additional equity offering in excess of $5,000,000	$
(iv) plus 50% of any incremental additive equity associated with any Acquisition	$
Total Minimum Tangible Net Worth		$

Excess (deficient) Tangible Net Worth Compared to Total Minimum Tangible Net Worth		$

5.  Section 6.15.5:  No Net Loss
No net loss as of the end of any Fiscal Quarter
Net income calculated according to GAAP on a 12 months trailing basis.*	$

* Net loss is calculated without any adjustment for Permitted Aircraft Disposition Charges (if any) incurred during the calculation period, and will exclude (i) the Merger Settlement Loss for the calculation for the Fiscal Quarter in which the Merger closes and the next three Fiscal Quarters thereafter, and (ii) each Merger Cost Unit for the calculation for the Fiscal Quarter in which such Merger Cost Unit is incurred and any other Merger Cost Unit incurred in the trailing consecutive 12 months.

6. Section 6.15.6: Utilization
Utilization Rate shall be at least 75% calculated on a twelve month trailing basis.

Utilization Rate equals:
(i) Number of days each item of Equipment is subject to an Eligible Lease during the measuring period multiplied by such Equipment's Appraised Value
(ii) divided by the number of days such item of Equipment is owned multiplied by such Equipment's Appraised Value
Utilization Rate

7. Section 6.15.7: Revenue Concentration Limit

No more than 25% of Borrower's annual operating lease revenue may be from any one Lessee nor may more than 40% of Borrower's annual operating lease revenue be from any two Lessees, calculated on a twelve month trailing basis; provided, however, that until a full calendar year has elapsed after the date of the Equipment Owner's pledge into the Collateral of an Aircraft subject to a Republic Lease, for purposes of calculating compliance with this section, the operating lease revenue attributable to Republic Airline Inc., as Lessee, under such Republic Lease and included in Borrower's total annual operating lease revenue shall be deemed to be the product of (x) the monthly rental set forth in such Republic Lease multiplied by (y) twelve (12).**

Revenue Concentration from One Lessee equals:
(i) Borrower's annual operating lease revenue (excluding maintenance reserves) from largest grossing Lessee	$
(ii) divided by total annual operating lease revenue (excluding maintenance reserves)	$
Revenue Concentration from One Lessee

Revenue Concentration from Two Lessees equals:
(i) Borrower's annual operating lease revenue (excluding maintenance reserves) from two largest grossing Lessees	$
(ii) divided by total annual operating lease revenue (excluding maintenance reserves)	$
Revenue Concentration from Two Lessees
** Enclosed herewith is the revenue concentration calculation for each Lessee

8. A review of the activities of Borrower during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all of its Obligations.  To the best knowledge of the undersigned, during the fiscal period covered by this Certificate, all covenants and conditions have been so performed and observed and no Default or Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrower has taken or proposes to take the following actions (if none, so state).
9. The undersigned a Senior Officer of Borrower certifies that the calculations made and the information contained herein are derived from the books and records of Borrower, as applicable, and that each and every matter contained herein correctly reflects those books and records.
10. To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a Material Adverse Effect since the date the most recent Compliance Certificate was executed and delivered, with the exceptions set forth below (if none, so state).

Dated: ____________________	Printed Name and Title of Senior Officer of AeroCentury Corp.